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                                                                    EXHIBIT 10.2



January 5, 2005

Mr. Don H. Barden
18240 Fairway Drive
Detroit, MI 48221

Dear Mr. Barden:

This letter constitutes an amended letter agreement between The Majestic Star Casino, LLC, an Indiana limited liability company (or its successor company) ("MSC"), and you, pursuant to which you will continue to serve as an employee of MSC and will perform those duties generally associated with the duties of a President and Chief Executive Officer of a company. Your duties may be changed from time and time by MSC, but any new responsibilities or title shall be consistent with your experience, knowledge and skills.

Effective January 1, 2005, MSC agrees to pay you compensation of $600,000 annually, payable in substantially equal weekly payments with usual and customary payroll deductions. In addition, MSC agrees to pay, on your behalf, a car allowance and certain premiums for life insurance policies. MSC will also reimburse you for business travel and other related expenses.

If this letter accurately sets forth the terms of our agreement, sign and return the enclosed copy to us. We look forward to your continued employment with our organization and to a long and mutually beneficial relationship.

Upon execution of this letter agreement, any prior agreements, including the letter agreement dated October 22, 2001, shall be terminated.

Sincerely,


THE MAJESTIC STAR CASINO, LLC
By:      Barden Development, Inc.
         Its:     Manager and Sole Member

By:      /s/ Michelle R. Sherman
         --------------------------------
         Michelle R. Sherman
         Its:     Vice President and CFO


Agreed to and accepted on this 5th day of January, 2005

/s/ Don H. Barden
----------------------------
Don H. Barden